Exhibit 10.4
RETIREMENT OF EXECUTIVE CHAIRMAN AGREEMENT (the Retirement Agreement)
between
FREYR Battery SA (the Company)
and
Torstein Dale Sjøtveit (the Executive Chairman)
(jointly referred to as the Parties)

The Parties agree that the role of an executive chairman of the Company contemplated by the executive chairman agreement dated 3 June 2021 and its annexes (the Agreement) shall terminate with immediate effect. The termination of the role as executive chairman shall be governed by the provision of this Retirement Agreement, supplemented by the provisions of the Agreement as applicable:
1.The Executive Chairman hereby resigns from the board of directors of the Company and any other position that the Executive Chairman holds with the Company or any of its subsidiaries, including the position of the executive chairman of the Company, in each case with immediate effect. The board of directors of the Company accepts the resignation.

2.Due to the Executive Chairman having resigned from the board of directors of the Company, the Executive Chairman shall with immediate effect be released from the duties and rights to perform the role as executive chairman and director according to the Agreement.

3.The Company shall continue to pay to the Executive Chairman remuneration for the role as executive chairman as set out in clause 4 of the Agreement through 30 June 2024.

4.The Executive Chairman shall receive Non-Compete Payment according to clause 8.1 of the Agreement for a period of 12 months from 1 July 2024.

5.Any provision of the Agreement that pursuant to its terms survives termination of the Agreement and regulates rights and obligations of the Parties following the termination of the Agreement, shall continue to apply after termination in accordance with its terms, i.a. the confidentiality obligations (section 7), the restrictive covenants (section 8), and the intellectual property provisions (section 9). The restrictive covenants (section 8 of the Agreement) shall apply until 30 June 2025. The Executive Chairman shall in accordance with Annex 2 of the Agreement promptly return or destroy any confidential material concerning the Company in his possession.

6.Indemnification from liability arising from the role as executive chairman and director of the Company shall not be affected by the Executive Chairman’s resignation from the role as executive chairman and director or the terms of this Retirement Agreement and shall continue in accordance with their terms.

7.The Executive Chairman confirms that, outside the terms of this Retirement Agreement, he has no claims or any other rights whatsoever against the Company or its affiliates and subsidiaries, and the Company confirms that, outside the terms of this Retirement Agreement, it and its affiliates and subsidiaries have no claims or any other rights whatsoever against the Executive Chairman. Each Party hereby irrevocably and unconditionally waives, releases and dismisses any such claims and rights with respect to such other Party.

8.The Executive Chairman shall continue to be covered by the Company’s D&O Insurance and other insurance policies in accordance with their terms with respect to former directors and officers of the Company. To the extent permitted by applicable law, the Company shall also indemnify and hold the Executive Chairman harmless from and against any claims from its subsidiaries and affiliates, and from third party claims relating to his position as executive chairman or director, and shall offer all required assistance and access to information in connection with any potential claims.

9.Subject to applicable law and regulation, including the Company’s disclosure obligations as a company listed on the New York Stock Exchange, this Retirement Agreement is confidential. Subject to the Company’s disclosure obligations, the Parties shall in good faith agree any required public communication concerning the resignation of the Executive Chairman and this Retirement Agreement.

10.This Retirement Agreement has been duly approved by the board of directors of the Company.

11.Clause 10.5 of the Agreement concerning governing law and dispute resolution shall also apply to this Retirement Agreement.
This Retirement Agreement has been prepared and signed in two original copies, one copy having been delivered to and to be retained by each of the Parties.

9 August 2023

For the Company	The Executive Chairman

/s/ Tom Einar Jensen	/s/ Torstein Dale Sjøtveit
Tom Einar Jensen, CEO	Torstein Dale Sjøtveit